Exhibit n.6

June 24, 2021

SLR Senior Investment Corp. (formerly, Solar Senior Capital Ltd.)

New York, New York

Re: Registration Statement No. 333-255516

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 5, 2021 related to our review of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG

New York, New York